EXHIBIT 99.1

Bantec Brings Interactive, Temperature Monitoring, UVC Robotic Cleaning Systems to the Covid-19 Fight

Little Falls, NJ – June 23, 2020 - Bantec, Inc. (OTCPINK: BANT) (“Bantec” or the “Company”), Bantec, Inc., a product and services company, announces that it expanded its offerings with CleanSmart. Bantec will now market and sell robotics that ultimately help businesses and building owners combat Covid-19. The robots possess the ability to communicate necessary Covid-19 messages to employees and customers, provide UVC light and spray disinfection, automatically dock and recharge, enable remote video calling, autonomously navigate, measure social distancing, and take people’s temperatures.

According to a BCC Research report from 2019, the global market for UV disinfection equipment is estimated to surpass $4 billion by 2023. This report does not include the exponential growth in the disinfection equipment market due to COVID-19. This global pandemic has created a massive increase in the demand for cleaning and monitoring equipment, and we believe that the new line of equipment from CleanSmart and Bantec is a perfect solution to help fill this need.

Michael Bannon, Bantec’s Chairman and CEO stated: “We are excited to bring robots to the Covid-19 fight. Imagine this: a customer walks into a bank and is greeted by a robot; the robot instructs the customer to maintain the proper social distance and determines whether or not the customer is wearing a mask while measuring the customer’s temperature. If the customer’s temperature is above normal and/or the customer is not wearing a mask, the robot will politely ask the customer to please leave the bank. If the customer’s temperature is normal and is wearing a mask, the robot will instruct the customer what to do next and inform the customer that there is a cleaning station nearby where the customer can sanitize his or her hands. During and after bank hours, the robots will clean surfaces and disinfect the bank interior with UVC light and spray disinfectant.”

Here is a link to our UVC Light Robot in action:

https://twitter.com/bantecinc/status/1275181589627047939

About Bantec

Bantec, Inc, a product and services company, through its subsidiaries and divisions sells to facility managers, engineers, maintenance managers, purchasing managers and contract officers who work for hospitals, universities, manufacturers, commercial businesses, local and state governments and the US government. Our difference that matters consists of establishing lifelong customer and supplier friendships, responding immediately to our customers' needs, and providing products and services through a highly technically trained, motivated, and incentivized workforce.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses, or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contacts:

Michael Bannon

Chairman & CEO

mike@bantecinc.com